Exhbit 23.2

Consent of Independent Registered Accounting Firm

To the Supervisory Board

Evotec AG:

We consent to the incorporation by reference herein of our report dated December 21, 2007 with respect to the consolidated balance sheets of Evotec AG and subsidiaries („Evotec“) as of December 31, 2006 and 2005 and the related statements of operations, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2006 and our report on the related financial statement schedule which reports appear in the registration statement No. 333-148488 on Form F-4 of Evotec. Our report refers to the fact that the consolidated financial statements have been restated and that International Financial Reporting Standards vary in certain significant respects from U.S. generally accepted accounting principles, and that information relating to the nature and effect of such differences is presented in note 27 to the consolidated financial statements.

/s/ KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft Wirtschaftsprüfungsgesellschaft

Hamburg, Germany

April 30, 2008